Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 19, 2021 relating to the financial statements of International Paper Company and the effectiveness of International Paper Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of International Paper Company for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

February 19, 2021